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                                                                   Exhibit 2.3


                            ASSET PURCHASE AGREEMENT

      Agreement made as of April 8, 1999 by and between DURO Communications, Inc., a Delaware corporation ("Buyer"), Global Information Exchange Corporation, a North Carolina corporation ("Seller"), and Jacob Roquet, as management shareholder of the Seller (the "Management Shareholder").

      WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of the properties, rights and assets used or useful in connection with the Internet service business of Seller (the "Business").

      NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS.

      1.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and the performance by the parties hereto of their respective obligations hereunder, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to all of the properties, assets and business of the Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets (as defined in Section 1.2 below), including, without limitation, the following:

            (a) Equipment. All free standing kiosks, servers, routers, modems, computers, electronic devices, test equipment and all other fixed assets, equipment, furniture, fixtures, leasehold improvements, parts, accessories, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the Business, all as set forth on Schedule 1.1(a) attached hereto (collectively, "Equipment");

            (b) Contracts. All of the rights of Seller under and interest of Seller in and to all contracts relating to the Business (other than the Excluded Contracts (as defined below)), including, without limitation, original contracts for the provision of Internet connectivity, dedicated service, web-hosting, web-domain, dial-up services, web-development and Internet commerce, all of Seller's insurance contracts, all leases with respect to real property and all co-location agreements, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b) (collectively, the "Contracts");

            (c) Intellectual Property. All of Seller's Intellectual Property (as defined in Section 2.20), as set forth on Schedule 1.1(c) attached hereto;

            (d) Licenses and Authorizations. All rights associated with the licenses, permits, easements, registrations, domains and authorizations issued or granted to Seller by any governmental authority with respect to the operation of the Business, including, without
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limitation, any license to operate as a Competitive Local Exchange Carrier (a
"CLEC") owned by Seller or its wholly-owned subsidiary, GIETEL, Inc. ("the Subsidiary"), those licenses and authorizations listed on Schedule 1.1(d) attached hereto, and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto;

            (e) Current Assets; Accounts Receivable. All current assets of Seller (the "Current Assets"), excluding cash on hand and in checking and savings accounts and bank card accounts, but including all security deposits and accounts receivable of Seller incurred in the ordinary course of business and such accounts receivable as are included on Seller's balance sheet, as determined in accordance with reasonable and commercially acceptable accounting principles, consistently applied, that reflect in all material respects the actual financial condition and results of operations of Seller, consistently applied; a complete list of such accounts receivable is attached hereto as
Schedule 1.1(e) ("Accounts Receivable");

            (f) Subsidiary Stock. All of the outstanding capital stock of Subsidiary owned beneficially and of record by Seller;

            (g) Goodwill. All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business and customer lists, proprietary information, and trade secrets related to the Business; and

            (h) Records. All of Seller's customer logs, location files and records, employee records (except where delivery of such records would be a violation of state or federal law), and other business files and records, in each case relating to the Business.

      The assets, properties and business of Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the "Assets."

      1.2 Excluded Assets. There shall be excluded from the Assets and retained by Seller, to the extent in existence on the First Closing Date or the Second Closing Date (each as defined below), the following assets (the "Excluded Assets"):

            (a) Other Assets. All other assets of Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business now or after the First Closing Date and which are set forth on Schedule 1.2(a) attached hereto;

            (b) Excluded Contracts. All of Seller's right, title and interest in, to and under the contracts as set forth on Schedule 1.2(b) attached hereto (the "Excluded Contracts");

            (c) Insurance. All of Seller's insurance contracts and all insurance proceeds of settlement and insurance claims made by Seller on or before the Second Closing Date as set forth on Schedule 1.2(c) attached hereto;


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            (d) Tax Items. All claims, rights and interest in and to any refunds for federal, state or local Taxes (as defined below) for periods prior to the Second Closing Date as set forth on Schedule 1.2(d) attached hereto;

            (e) Corporate Records. All of Seller's corporate and other organizational records;

            (f) Cash. All cash on hand and in checking and savings accounts and bank card accounts; and

            (g) Corporate Names. The names "Global Information Exchange" and "GIEX", as well as other Intellectual Property identified in Schedule 2.20, may be used by Seller until the Second Closing.

      1.3 Assumed Liabilities; Excluded Liabilities; Employees.

            (a) Assumed Liabilities.

                  (i) Buyer shall, on and as of the First Closing Date, accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller shall have no further liability or responsibility for or with respect to, (A) liabilities and obligations arising out of events occurring on and after the First Closing Date related to Buyer's ownership of the Assets and Buyer's operation of the Business after the First Closing Date, excluding those liabilities and obligations related to Subsidiary; (B) those current liabilities and accrued expenses of Seller as of the First Closing Date consisting of (1) accounts payable arising in the ordinary course of business (the "Assumed Current Liabilities") and (2) unearned revenues; (C) all obligations and liabilities, excluding those related to Subsidiary, which are to be performed after the First Closing Date arising under the Contracts, including, without limitation, Seller's obligations to subscribers under such Contracts for (1) subscriber deposits held by Seller as of the First Closing Date in the amount for which Buyer receives a credit pursuant to
      Section 1.6(a) below, (2) up to $48,000 of subscriber advance payments held by Seller as of the First Closing Date for services to be rendered in connection with the Business in the amount for which Buyer receives a credit pursuant to Section 1.6(a) below, and (3) the delivery of Internet connectivity service to subscribers, whether pursuant to a Contract or otherwise, after the First Closing Date; (D) fifty percent (50%) of the investment banking fees owed by the Seller to PricewaterhouseCoopers Securities LLC on account of the transactions contemplated herein up to a maximum amount of one hundred thousand dollars ($100,000); and (E) the superPOP liability identified in Schedule 1.3(a)(i) ((A), (B), (C), (D) and (E) together, the "Assumed Liabilities").

                  (ii) Buyer shall, on and as of the Second Closing Date, accept and assume, and shall become and be fully liable and responsible for, and other than as


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      expressly set forth herein Seller shall have no further liability or responsibility for or with respect to, (A) liabilities and obligations arising out of events occurring on and after the Second Closing Date related to Buyer's ownership of the Subsidiary Stock and Buyer's operation of the Subsidiary after the Second Closing Date; and (B) up to fifty thousand dollars ($50,000) of liabilities incurred by Seller prior to the Second Closing Date in connection with the Subsidiary's Competitive Local Exchange Carrier business (the "CLEC Liabilities"), which liabilities are itemized on Schedule 1.3(a)(ii) hereto; and (c) Seller's actual costs up to an aggregate limit of $20,000 (the "License Costs Maximum") incurred in connection with obtaining approval of the Public Utilities Commission of the State of North Carolina to the transfer of the license to operate as a CLEC to Buyer (the "CLEC License Transfer").

                  (iii) The assumption of the Assumed Liabilities and the CLEC Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries. No parties other than Buyer and Seller shall have any rights under this Agreement.

            (b) Excluded Liabilities. It is expressly understood that, except for the Assumed Liabilities and CLEC Liabilities, Buyer shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Buyer, including, without limitation, any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, including, without limitation, the Excluded Contracts, (ii) employee benefit programs of the Business, including, without limitation, any obligation to provide any amounts due to the employees under any pension, profit sharing or similar plan, any bonus or other compensation plan, or related to vacation or other similar employee benefits, or arising as a result of the transactions contemplated hereby (except for up to one week vacation and fifteen days sick leave per employee, previously accrued), (iii) any liabilities prior to the Second Closing Date in connection with the Subsidiary's CLEC business exceeding in the aggregate fifty thousand dollars ($50,000) (the "Excluded CLEC Liabilities"), (iv) any liabilities arising in connection with the CLEC License Transfer in excess of the License Costs Maximum, or (v) any fact existing or event occurring prior to the First Closing Date or, with respect to the Subsidiary, prior to the Second Closing Date, or relating to the operation of the Business prior to the First Closing Date or, with respect to the Subsidiary, the Second Closing Date. The liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities."

            (c) Employees, Wages and Benefits.


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                  (i) Seller shall terminate all of its employees effective as of the First Closing Date and Buyer shall not assume or have any obligations or liabilities with respect to such employees or such terminations except as provided in Section 7.3, including, without limitation, any severance obligation. Seller acknowledges and agrees that Buyer has the right to interview and discuss employment continuation, compensation and other terms and any related issues with such employees prior to and after the First Closing.

                  (ii) Buyer specifically agrees, on the First Closing Date, to employ all of Seller's employees identified on a list provided by Seller to Buyer at the First Closing, a copy of which is attached hereto as
      Schedule 1.3(c)(ii). Buyer agrees to provide up to one week vacation and fifteen days sick leave to each employee previously accrued and shall maintain current seniority levels of such employees.

                  (iii) Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employees shown on
      Schedule 1.3(c)(ii) which shall have become due for work performed as of and through the day preceding the First Closing Date, and Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits.

                  (iv) At the first Closing, Buyer hereby agrees to participate in the employee benefit plans and programs identified on Schedule 1.3(c)(iv); notwithstanding the foregoing and except as otherwise expressly provided herein, Buyer shall not otherwise acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by, or for the benefit of any employees of Seller prior to the First Closing Date, including, without limitation, obligations for severance or vacation accrued but not taken as of the First Closing Date, nor shall Buyer be restricted in its ability to terminate or amend the terms of such plans and programs.

      1.4 The Closings. The transactions contemplated by this Agreement in connection with the purchase and sale of the Business, but excluding the purchase of the stock of Subsidiary, shall take place at a closing (the "First Closing") to be held at 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, on the date of this Agreement or at such other time and place as shall be mutually agreed upon in writing by Buyer and Seller (the "First Closing Date"). The transactions contemplated by this Agreement in connection with the purchase of the stock of Subsidiary shall take place at a closing (the "Second Closing") to be held at 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, on the earliest date following satisfaction of the conditions set forth in Section 6.1A or such other time and place as shall be mutually agreed upon in writing by Buyer and Seller (the "Second Closing Date"). Either or both closings may be performed by facsimile, with originals to follow as soon as commercially reasonable.


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      1.5 First Closing Purchase Price. In consideration of the sale by Seller to Buyer of the Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer shall pay at the First Closing an amount (as adjusted in accordance with Section 1.6 below, the "First Closing Purchase Price") equal to $7,150,000 as follows:

            (a) Buyer shall deliver the sum of $6,800,000 minus the sum of the Debt Repayment amount as set forth in Schedule 1.5(a) (the "Debt Repayment Amount") and the Estimated Adjustment (as such term is hereinafter defined) to Seller by bank cashier's check or bank wire transfer pursuant to payment instructions delivered by Seller to Buyer at the First Closing; and

            (b) Buyer shall deposit the sum of $350,000 (the "Escrow Deposit") with Boston Safe Deposit and Trust Company as Escrow Agent under the Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Deposit shall be held, administered and distributed in accordance with the terms of the Escrow Agreement, and shall be Buyer's remedy for any indemnification claims made pursuant to Section 10 hereof.

            (c) Buyer shall deliver the Debt Repayment Amount to Branch Banking & Trust by bank wire transfer pursuant to payment instructions delivered by Seller to Buyer at the First Closing.

      1.5A Second Closing Purchase Price. In consideration of the sale by Seller to Buyer of the Subsidiary Stock, and subject to the assumption by Buyer of the CLEC Liabilities and satisfaction of the conditions contained herein, Buyer shall pay at the Second Closing an amount (as adjusted in accordance with Section 1.6A below, the "Second Closing Purchase Price") equal to $100,000 minus assumed CLEC liabilities in excess of the Estimated Excluded CLEC Liabilities Amount (as defined in Section 1.6A below).

      1.6 Adjustments to First Closing Purchase Price.

            (a) The First Closing Purchase Price shall be reduced dollar-for-dollar by the amount of Seller's Net Working Capital (as defined herein) if such amount is negative, or increased dollar for dollar by the amount of Seller's Net Working Capital if such amount is positive. "Net Working Capital" means an amount equal to Current Assets minus Assumed Current Liabilities as of the First Closing Date.

            (b) The First Closing Purchase Price shall be decreased, on a dollar-for- dollar basis, by the Revenues Adjustment Amount in the event Actual Revenues for the month ending March 31, 1999 are less than $360,000 ("Target Revenues"). For purposes hereof, the term "Revenues Adjustment Amount" shall equal the product obtained by multiplying (i) $1,750 by (ii) the quotient obtained by dividing (X) the Annualized Actual Revenues Deficiency, by (Y) one thousand dollars ($1,000). For purposes hereof, "Actual Revenues" shall mean gross monthly revenues, without adjustment for deferred revenues, of Seller as of March 31, 1999; provided, however, that "Actual Revenues" shall exclude (x) revenue


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attributable to any customer of the Company who has not paid for more than two months of service as of March 31, 1999 and (y) revenue attributable to any period other than the current month's service. For purposes hereof, the term "Annualized Actual Revenues Deficiency" shall equal the product of (i) the difference between (A) the Target Revenues and (B) Actual Revenues, multiplied by (ii) twelve (12).

            (c) Buyer and Seller shall prepare a statement to be attached hereto as Schedule 1.6(c) (the "Estimated Adjustment Statement") which sets forth (i) the estimated amount of the Net Working Capital as of the First Closing Date (the "Estimated Net Working Capital") and (ii) the estimated Revenues Adjustment Amount (the "Estimated Revenues Adjustment"). The sum of the Estimated Net Working Capital and the Estimated Revenues Adjustment shall be hereinafter referred to as the "Estimated Adjustment." The First Closing Purchase Price payable at the First Closing shall be decreased on a dollar-for-dollar basis to the extent of the Estimated Adjustment, if such number is a positive number, set forth on such Estimated Adjustment Statement. If the Estimated Adjustment is a negative number, the First Closing Purchase Price payable at the First Closing shall be increased on a dollar-for-dollar basis to the extent of the absolute value of the Estimated Adjustment set forth on such Estimated Adjustment Statement.

            (d) (i) No later than sixty (60) days following the First Closing, Buyer shall prepare and deliver to Seller a statement (the "Final Adjustment Statement") setting forth the actual Net Working Capital. Subject to subsection (ii) below, within ten (10) days following the delivery of such Final Adjustment Statement to Seller, Buyer or Seller, as the case may be, shall pay to the other party, by wire transfer of immediately available funds, the difference between the Estimated Net Working Capital, as shown on the Estimated Adjustment Statement, and the actual Net Working Capital, as shown on the Final Adjustment Statement.

                  (ii) In the event Seller objects to the Final Adjustment Statement, Seller shall notify Buyer in writing of such objection within the ten (10) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Seller's calculation of Seller's actual Net Working Capital at the First Closing. Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement concerning the Final Adjustment Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Buyer and Seller cannot resolve such disagreement concerning the Final Adjustment Statement within thirty (30) days following the end of the foregoing 10-day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party, with the costs thereof to be shared equally by the parties. Such accounting firm shall deliver a statement setting forth its own calculation of the final adjustment to the parties within thirty (30) days of the submission of the matter to such firm. Any payment shown to be due by a party on the statement of such accounting firm shall be paid to the other party promptly but in no event later than five (5) days following the delivery of such statement by such according firm to the parties.


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      1.6A  Adjustment to Second Closing Purchase Price.

            (a) The Second Closing Purchase Price shall be reduced dollar-for-dollar by the amount of CLEC Liabilities in excess of $50,000.

            (b) Buyer and Seller shall prepare a statement (the "Estimated Second Closing Adjustment Schedule"), to be attached to the Second Closing Certificate (defined in Section 6.1A below) which sets forth the estimated amount of the Excluded CLEC Liabilities (the "Estimated Excluded CLEC Liabilities Amount").

            (c) (i) No later than ninety (90) days following the Second Closing, Buyer shall prepare and deliver to Seller a statement (the "Final Excluded CLEC Liabilities Statement") setting forth the actual amount of the Excluded CLEC Liabilities. Subject to subsection (ii) below, within ten
      (10) days following the delivery of such Final Excluded CLEC Liabilities Statement to Seller, Buyer or Seller, as the case may be, shall pay to the other party, by wire transfer of immediately available funds, the difference between the Estimated Excluded CLEC Liabilities, as shown on the Estimated Second Closing Adjustment Schedule, and the actual Excluded CLEC Liabilities, as shown on the Final Excluded CLEC Liabilities Statement.

            (b) In the event Seller objects to the Final Excluded CLEC Liabilities Statement, Seller shall notify Buyer in writing of such objection within the ten (10) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Seller's calculation of Seller's actual Excluded CLEC Liabilities at the Second Closing. Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement concerning the Final Excluded CLEC Liabilities Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Buyer and Seller cannot resolve such disagreement concerning the Final Excluded CLEC Liabilities Statement within thirty (30) days following the end of the foregoing 10-day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party, with the costs thereof to be shared equally by the parties. Such accounting firm shall deliver a statement setting forth its own calculation of the final adjustment to the parties within thirty (30) days of the submission of the matter to such firm. Any payment shown to be due by a party on the statement of such accounting firm shall be paid to the other party promptly but in no event later than five (5) days following the delivery of such statement by such according firm to the parties.

      1.7 Purchase Price Allocation. At the First Closing, Buyer and Seller shall agree on the allocation of the combined First Closing Purchase Price and Second Closing Purchase Price (the "Purchase Price") as set forth on Schedule
1.7 attached hereto. Such allocation shall be binding upon Buyer and Seller for all purposes (including financial accounting


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purposes, financial and regulatory reporting purposes and tax purposes). Buyer and Seller each further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Code.

      1.8 Records and Contracts. To the extent not previously provided to Buyer, at the First Closing, Seller shall deliver to Buyer all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same except as disclosed in Schedule 1.8. Seller shall also deliver to Buyer at the First Closing all of Seller's files and records constituting Assets.

      1.9 Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Seller, and Seller shall promptly reimburse Buyer for the payment of any such tax, fee or duty which Buyer is required to make under applicable law.

      1.10 Transfer of Subject Assets. At the First Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets, together with all required consents. Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Liens (as defined in Section 2.8), and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets. At the Second Closing, Seller shall deliver to Buyer one or more stock certificates, together with stock powers executed in blank with a signature guarantee, representing Seller's ownership of the Stock of the Subsidiary.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND
      MANAGEMENT SHAREHOLDER.

      In order to induce Buyer to enter into this Agreement, Seller and the Management Shareholder, jointly and severally, hereby represent and warrant to Buyer as follows:


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      2.1  Organization; Subsidiaries.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has all requisite power and authority to conduct its business as it is now conducted or proposed to be conducted and to own, lease and operate its properties and assets. The copies of Seller's certificate of incorporation and bylaws each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. Seller is not in violation of any term of the certificate of incorporation and bylaws Seller is duly qualified to do business in the state of its incorporation, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

            (b) Subsidiary is the only subsidiary of Seller. Schedule 2.1(b) sets forth (i) the Subsidiary's name and jurisdiction of incorporation, (ii) the number of authorized shares of each class of its capital stock and (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder. Seller holds of record and owns beneficially all of the outstanding shares of capital stock of Subsidiary, free and clear of any liens, restrictions or encumbrances. There are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. Seller does not own any securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business and does not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind, other than Subsidiary.

            (c) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Subsidiary has all requisite power and authority to conduct its business as it is now conducted or proposed to be conducted and to own, lease and operate its properties and assets. The copies of Subsidiary's certificate of incorporation and bylaws each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. Subsidiary is not in violation of any term of the certificate of incorporation and bylaws Subsidiary is duly qualified to do business in the state of its incorporation, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

      2.2 Required Action. All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller or its officers, directors or shareholders is required in connection therewith. Each of Seller and


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the Management Shareholder have full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of Seller and the Management Shareholder enforceable in accordance with its respective terms.

      2.3  No Conflicts.

            (a) The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the certificate of incorporation and bylaws of Seller or Subsidiary, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller or Subsidiary is a party or by which Seller, Subsidiary or the Assets are bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, Subsidiary or the Assets, (iv) require Seller or Subsidiary to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien on any of the Assets.

            (b) The execution, delivery and performance by the Management Shareholder of this Agreement and each other Seller Document does not and will not (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which the Management Shareholder is a party or by which the Management Shareholder is bound, (ii) violate any judgment, decree, order, statute, rule or regulation applicable to the Management Shareholder, (iii) require the Management Shareholder to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, or (iv) result in the creation or imposition of any Lien on any of the Assets.

      2.4 Taxes.

            (a) Seller and Subsidiary have paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

            (b) Seller and Subsidiary have in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by them through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to Seller and Subsidiary for taxable periods ended on or after December 31, 1993, is set forth in Schedule 2.4 attached hereto. Seller has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns listed on said schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by Seller or Subsidiary with respect to said returns.

            (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Seller or the Management Shareholder, threatening to assert against Seller or Subsidiary any deficiency or claim for additional Taxes. To the knowledge of Seller and the Management Shareholder, no claim has ever been made by an authority in a jurisdiction where either Seller or Subsidiary do not file reports and returns that Seller or Subsidiary are or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets of Seller or Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither Seller nor Subsidiary have ever entered into a closing agreement pursuant to
Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code")

            (d) There has not been any audit of any tax return filed by Seller or Subsidiary, no audit of any tax return of Seller or Subsidiary is in progress, and neither Seller nor Subsidiary have been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by Seller or subsidiary is in force, and no waiver or agreement by Seller or Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

            (e) Neither Seller nor Subsidiary have ever been (and have never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Neither Seller nor Subsidiary have ever filed, or have ever been required to file, a consolidated, combined or unitary tax return with any other entity except as disclosed in
Schedule 2.4. Seller does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity other than Subsidiary and therefore Buyer is not acquiring from Seller an interest in any entity other than Subsidiary. Seller is not a party to any tax sharing agreement.

            (f) Neither Seller nor Subsidiary are "foreign persons" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

            (g) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

      2.5 Compliance with Laws. Each of Seller's and Subsidiary's operations of the Business and the Assets are in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Federal Communications Commission), and neither Seller nor Subsidiary have received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

      2.6 Insurance. The physical properties and tangible Assets are insured to the extent disclosed in Schedule 2.6 attached hereto, and all insurance policies and arrangements of Seller and Subsidiary in effect as of the date hereof are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller and Subsidiary are in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by Seller and Subsidiary and is sufficient for compliance by Seller and Subsidiary with all requirements of law and all agreements and leases to which Seller or Subsidiary are parties.

      2.7 Contracts. The Contracts constitute all leases, contracts and arrangements, whether oral or written, under which either Seller or Subsidiary are bound or to which Seller or Subsidiary are parties which relate to the Business or Assets. Schedule 1.1(b) attached hereto contains a true, correct and complete list of all Contracts. With respect to each oral agreement or understanding involving the Business, Seller has provided a written summary of the material terms of each such agreement or understanding on Schedule 1.1(b). Each Contract is valid, in full force and effect and binding upon Seller or Subsidiary and the other parties thereto in accordance with its terms. Neither Seller, Subsidiary nor, to the knowledge of Seller and the Management Shareholder, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted by any party under any Contract. Neither Seller nor Subsidiary has received notice of, and the Seller and Management Shareholder have no knowledge of, any fact which would result in a termination, repudiation or breach of any Contract. Seller has provided Buyer with true and complete copies of all of such Contracts, other than with respect to the oral agreements or understandings described on Schedule 1.1(b).

      2.8 Title. As of each closing, Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, "Liens") whatsoever. Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Seller or Subsidiary to conduct the Business as presently conducted and
(ii) necessary or useful for Buyer to operate the Business in the same manner as such business is currently operated by Seller or Subsidiary. All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted. Seller has delivered complete and true copies of all real property leases (the "Leases") set forth on Schedule 1.1(b). Seller or Subsidiary hold good, clear, marketable, valid and enforceable leasehold interest in the real property subject to the Leases (the "Leased Real Property"), subject only to the right of reversion of the landlord or lessor under the Leases, free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, assessments, tenancies, claims, covenants, conditions, restrictions, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the leased real property. There are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair, have been well maintained. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Leased Real Property. Seller does not hold or own a fee interest in any real property.

      2.9 No Litigation. Neither Seller nor Subsidiary are now involved in nor, to the knowledge of Seller and the Management Shareholder, are Seller or Subsidiary threatened to be involved in any litigation or legal or other proceedings related to or affecting the Business or any Asset (including any Intellectual Property) or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Neither Seller nor Subsidiary have been operating the Business under, and the Business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

      2.10 Employees; Labor Matters. Seller employs approximately 34 full-time employees and 42 part-time employees and Subsidiary employs zero full-time employees and zero part-time employees, and each of Seller and Subsidiary generally enjoys good employer-employee relationships. Seller shall provide to Buyer a list of the employees of Seller and Subsidiary in connection with the Business at the First Closing, including the name, date of hire and wages of such employees. Neither Seller nor Subsidiary are delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, none of Seller, Subsidiary or Buyer will by reason of the transactions contemplated hereby or anything done prior to the First Closing or, with respect to the Subsidiary, the Second Closing, be liable to any of said employees for so-called "severance pay" or any other payments, except as otherwise set forth herein or as set forth in Schedule 2.10 attached hereto. Neither Seller nor Subsidiary have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in Schedule 2.10. Each of Seller and Subsidiary is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Seller and the Management Shareholder, threatened against or involving Seller or Subsidiary. No question concerning representation exists respecting any group of employees of Seller or Subsidiary. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller or Subsidiary. Neither Seller nor Subsidiary have received any information to indicate that any of their employment policies or practices are currently being audited or investigated by any federal, state or local government agency. Seller and Subsidiary are, and at all times since November 6, 1986 have been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

      2.11 Financial Statements. Attached hereto as Schedule 2.11 are copies of the consolidated balance sheets of Seller and Subsidiary as at December 31, 1998 (the "Base Balance Sheet") and the consolidated statements of income and expense of Seller and Subsidiary for the twelve (12) months ended December 31, 1998 (collectively the "Financial Statements"). The Financial Statements have been prepared in accordance with reasonable and commercially acceptable accounting principles, consistently applied, that reflect in all material respects the actual financial condition and results of operations of Seller during the periods covered thereby (except for the absence of footnotes with respect to unaudited financials), are complete and correct and present fairly and accurately the financial condition of the Business at the dates of said statements and the results of operations of the Business for the periods covered thereby. As of the date of the Base Balance Sheet (the "Base Balance Sheet Date"), neither Seller nor Subsidiary had any liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet. As of the date hereof and at the First Closing, neither Seller nor Subsidiary had and will have no liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet.

      2.12 Business Since the Base Balance Sheet Date. Since the Base Balance Sheet Date:

            (a) there has been no material adverse change in the Business or in the Assets, operations or financial condition of the Business;

            (b) the Business has, in all material respects, been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the date of the Base Balance Sheet Date;

            (c) there has not been any material obligation or liability (contingent or other) incurred by Seller or Subsidiary with respect to the Business, whether or not incurred in the ordinary course of business;

            (d) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of the Business, whether or not in the ordinary course of business;

            (e) there has not been any mortgage, encumbrance or lien placed on any of the Assets, nor any payment or discharge of a material lien or liability of Seller or Subsidiary which was not reflected on the Base Balance Sheet;

            (f) there has not been any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or Assets;

            (g) there has not been any change in Seller's or Subsidiary's pricing, marketing, customer service, billing, operational or promotional activities in any material way from that which Seller and Subsidiary were providing these activities directly prior to the Base Balance Sheet Date; and

            (h) there has not been any agreement or understanding, whether in writing or otherwise, for Seller or Subsidiary to take any of the actions specified above.

      2.13 Licenses. As of the date of this Agreement, Seller or Subsidiary are the holders of all licenses, permits and authorizations with respect to the Business (the "Authorizations"). The Authorizations constitute all of the licenses, permits and authorizations required for operation of the Business as now operated. All of the Authorizations are in full force and effect and no licenses, permits or authorizations of any governmental department or agency are required for the operation of the Business which have not been duly obtained. As of the date hereof, there is not pending or, to the knowledge of Seller and the Management Shareholder, threatened any action by or before any governmental agency to revoke, cancel, rescind or modify any of the Authorizations, and there is not now issued or outstanding or, to the knowledge of Seller and the Management Shareholder, pending or threatened any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or Subsidiary with respect to the Business.

      2.14 Approvals; Consents. Except as set forth on Schedule 2.14 attached hereto, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Seller or Subsidiary in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby. All of the approvals, consents and authorizations listed on Schedule 2.14 shall be obtained by Seller or Subsidiary at or prior to the First Closing or, with respect to the Subsidiary, at or prior to the Second Closing.

      2.15 Customers and Suppliers. Seller's and Subsidiary's relations with their customers and suppliers, including their subscribers, are good and there are not pending or, to Seller's knowledge, threatened claims or controversies with any customer or suppliers that are material to the Assets or the Business.

      2.16 Subscribers. Schedule 2.16(a) attached hereto sets forth, as of the date hereof, the subscribers of the Business as listed by class, type and billing plan as provided separately in electronic format.

      2.17 Brokers. Except for fees payable to PricewaterhouseCoopers Securities LLC, neither Seller nor Subsidiary have retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

      2.18 Collectibility of Accounts Receivable. All of the Accounts Receivable of Seller and Subsidiary are or will be as of the First Closing Date bona fide, valid and enforceable claims, subject to no setoff or counterclaim and to Seller's knowledge are collectible in accordance with their terms. Neither Seller nor Subsidiary have any accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or Subsidiary or from any director, officer or employee of Seller or Subsidiary, or from any of their respective spouses or family members.

      2.19 Banking Relations. All of the arrangements which Seller and subsidiary have with any banking institution are completely and accurately described in Schedule 2.19 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

      2.20  Intellectual Property.

            (a) Set forth on Schedule 2.20 attached hereto are all computer programs and related documentation sold, marketed, licensed and distributed by Seller and Subsidiary (the "Products"). All of the Intellectual Property of Seller and Subsidiary is set forth on Schedule 2.20 attached hereto. For purposes hereof, the term "Intellectual Property" includes: (i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (ii) Seller's rights to the names "Global Information Exchange," "GIEX," "GIETEL, Inc.," and "Coastalnet.com," all trade names, trade dress, logos, packaging design, slogans, any and all Internet domain names used or useful in the business of Seller and Subsidiary, registered and unregistered trademarks and service marks and applications (collectively, "Marks"); (iii) all copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"), (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); (v) Seller's and Subsidiary's web-sites (including the domain name "www.coastalnet.com" and any other similar domain name); (vi) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "Rights"); and (vii) all contracts relating to the Products and the Intellectual Property to which Seller or Subsidiary is a party or is bound, including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by Seller and Subsidiary (collectively,"Assigned Contracts").

            (b) Except as described in Schedule 2.20, Seller or Subsidiary have exclusive ownership of, and have good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party. Seller's and Subsidiary's rights in all of such Intellectual Property are freely transferable. There are no claims or demands pending or, to the knowledge of Seller and the Management Shareholder, threatened of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of Seller and the Management Shareholder, threatened against Seller or Subsidiary and/or their officers, employees and consultants which challenge the validity and enforceability of Seller's or Subsidiary's rights in respect of the Intellectual Property. The Intellectual Property constitutes all of the assets of Seller and Subsidiary used in designing, creating and developing the Products, and represent all of such Intellectual Property necessary for the operation of Seller's Business as currently conducted.

      To the knowledge of the Company and the Management Shareholder, no employee, consultant or contractor of Seller or Subsidiary has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or contractor may be engaged or requires the employee, consultant or contractor to transfer, assign, or disclose information concerning his work to anyone other than Seller or Subsidiary.

            (c) Schedule 2.20 sets forth a complete and accurate list and summary description of all of Seller's and Subsidiary's Patents. All of the issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the First Closing Date. In each case where a Patent is held by Seller or Subsidiary by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the knowledge of Seller and the Management Shareholder, there is no potentially interfering Patent of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

            (d) Schedule 2.20 sets forth a complete and accurate list and summary description of all of Seller's and Subsidiary's Marks. All Marks that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including, without limitation, the timely post- registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the First Closing Date. In each case where a Trademark is held by Seller or Subsidiary by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of Seller and the Management Shareholder, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

            (e) Schedule 2.20 sets forth a complete and accurate list and summary description of all of Seller's and Subsidiary's Copyrights. All the Copyrights have been registered with the United States Copyright Office and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the First Closing Date. In each case where a Copyright is held by Seller or Subsidiary by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms, or structure included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of the Products to any computer program owned by any third party did not result from the Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

            (f) Seller and Subsidiary have taken reasonable security measures (including, without limitation, entering into appropriate confidentiality and non-disclosure agreements with all officers, directors, employees, consultants and contractors of Seller, Subsidiary and any other persons with access to the Trade Secrets) to protect the secrecy, confidentiality and value of all Trade Secrets. To the knowledge of Seller and the Management Shareholder, there has not been any breach by any party to any such confidentiality or non- disclosure agreement. The Trade Secrets have not been disclosed by Seller or Subsidiary to any person or entity other than employees or contractors of Seller or Subsidiary who had a need to know and use the Trade Secrets in the course of their employment or contract performance. Except as set forth on Schedule 2.20, (i) neither Seller nor Subsidiary have directly or indirectly granted any rights or interests in the source code of the Products, and (ii) since Seller developed the source code of the Products, neither Seller nor Subsidiary have provided, licensed or disclosed the source code of the Products to any person or entity. Seller or Subsidiary have the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of Seller and the Management Shareholder, there is not any assertion that the use by Seller or Subsidiary of any Trade Secret violates the rights of any third party.

            (g) Seller or Subsidiary have the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property. Except as set forth on Schedule 2.20, neither Seller nor Subsidiary (i) have licensed or granted to anyone rights of any nature to use any of their Intellectual Property and (ii) are not obligated to and do not pay royalties or other fees to anyone for their ownership, use, license or transfer of any of its Intellectual Property.

            (h) All licenses or other agreements under which Seller or Subsidiary are granted rights by others in Intellectual Property are listed in
Schedule 2.20. All such licenses or other agreements are in full force and effect, to the knowledge of Seller and the Management Shareholder there is no material default by any party thereto, and all of the rights of Seller and Subsidiary thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and neither Seller nor Subsidiary have reason to believe that the licensors under the licenses and other agreements under which Seller or Subsidiary are granted rights and have granted rights to others do not have and did not have all requisite power and authority to grant the rights purported to be conferred thereby.

            (i) All licenses or other agreements under which Seller or Subsidiary have granted rights to others in Intellectual Property are listed in
Schedule 2.20. All such licenses or other agreements are in full force and effect, and to the knowledge of Seller and the Management Shareholder there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

            (j) The Products perform in accordance with their published specifications and documentation and as Seller or Subsidiary have warranted to their customers. Seller and Subsidiary have reviewed the areas within their businesses and operations which could be adversely affected by, and have developed programs to address on a timely basis, the "Year 2000 Problem" (i.e., the risk that applications used by Seller, Subsidiary or their suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31,
1999). Seller and the Management Shareholder reasonably believe that the "Year 2000 Problem" will not have any material adverse effect on the business or operations of Seller or Subsidiary.

      2.21 Absence of Restrictions. Neither Seller nor Subsidiary has entered into any other agreement or arrangement with any other party with respect to the sale, transfer or any other disposition or encumbrance of the Business or the Assets, in whole or in part.

      2.22 Transactions with Interested Persons. Except as set forth in Schedule
2.22 hereto, neither Seller nor Subsidiary, nor any shareholder, officer, supervisory employee or director of Seller or Subsidiary or, to the knowledge of Seller or the Management Shareholder, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller or Subsidiary, or any organization which has a material contract or arrangement with Seller or Subsidiary.

      2.23  Employee Benefit Programs.

            (a) Schedule 2.23 sets forth a list of every Employee Program that has been maintained by the Seller, Subsidiary or an Affiliate at any time during the six-year period ending on the First Closing Date. Each Employee Program which has ever been maintained by the Seller, the Subsidiary or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the First Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). With respect to any Employee Program ever maintained by the Seller, the Subsidiary or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code
Section 4975, or (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement which, in the case of either of (i) or (ii), could subject the Seller, Subsidiary or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Seller, Subsidiary or any Affiliate, for all periods prior to the First Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 2.23). Each Employee Program ever maintained by the Seller, Subsidiary or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985.

            (b) Neither the Seller, Subsidiary nor any Affiliate (A) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412, including, but not limited to, any Multiemployer Plan (as defined in Section 3(37) of ERISA) or (B) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

            (c) For purposes of this section:

                  (i) "Employee Program" means all employee benefit plans within the meaning of ERISA Section 3(3) as well as all other employee benefit plans, agreements and arrangements of any kind.

                  (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee

      Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                  (iii) An entity is an "Affiliate" of the Seller or Subsidiary if it would have ever been considered a single employer with the Seller or Subsidiary under ERISA Section 4001(b) or part of the same "controlled group" as the Seller or Subsidiary for purposes of ERISA Section 302(d)(8)(C).

      2.24  Environmental Matters.

            (a) Except as set forth in Schedule 2.24, to the knowledge of Seller or the Management Shareholder (i) neither Seller nor Subsidiary has generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) at any time; (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site associated with a structure presently or formerly owned, operated, leased, or used by Seller or Subsidiary, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site associated with a structure presently or formerly owned, operated, leased, or used by Seller or Subsidiary for treatment, storage, or disposal at any other place; (iv) neither Seller nor Subsidiary presently owns, operates, leases, or uses, and has not previously owned, operated, leased, or used any site associated with a structure on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by either Seller or Subsidiary in connection with the presence of any Hazardous Material.

            (b) Except as set forth in Schedule 2.24, to the knowledge of Seller or the Management Shareholder (i) neither Seller nor Subsidiary has any liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) none of Seller, Subsidiary nor any property associated with a structure owned, operated, leased, or used by Seller or Subsidiary, nor facilities or operations thereon are presently not in compliance with all applicable Environmental Laws; (iii) neither Seller nor Subsidiary has entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Seller nor the Management Stockholder has any knowledge or reason to know that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

            (c) For purposes of this Agreement, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or By-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

      2.25 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller and the Management Shareholder to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to Seller or the Management Shareholder which presently or may in the future have a material adverse affect on the Business, properties, Assets, prospects, operations or (financial or other) condition of Seller which has not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the Internet services industry generally.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

      As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

      3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

      3.2 Required Action; Authority. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

      3.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Certificate of Incorporation or bylaws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

      3.4 Brokers. Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4. COVENANTS OF SELLER.

      Seller covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the First Closing, Seller shall:

      4.1 Confidentiality. Seller agrees that Seller, Subsidiary and their representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to Seller or Subsidiary by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller will return, and cause its respective officers, directors, agents and representatives to return, to Buyer (or certify that they have destroyed) all copies of such data and information made available to Seller (and its officers, directors, agents and representatives) in connection with the transaction.

      4.2 Use of Trade Names. After the Second Closing Date, neither Seller, Subsidiary nor any person controlling, controlled by or under common control with Seller or Subsidiary will for any reason, directly or indirectly, for itself or any other person, (a) use the names "Global Information Exchange," "GIEX, " "GIETEL, Inc.," "Coastalnet.com" or any other Internet domain name used or useful in the business of Seller or Subsidiary, or (b) use or disclose any trade secrets, confidential information, know-how, proprietary information or other intellectual property of Seller or Subsidiary transferred pursuant to this Agreement.

      4.3 Post-Closing Transitional Matters. For a period of ninety (90) days following the First Closing, and with respect to the Subsidiary for a period of ninety (90) days following the Second Closing, Seller shall provide, without additional cost to Buyer, such assistance as is reasonably requested by Buyer in order to effect an orderly transition in the ownership and operation of the Assets; provided, however, such post-closing assistance shall not, in any event, exceed ten (10) hours per week and that Buyer shall pay reasonable out-of-pocket expenses incurred by the Management Shareholder in connection therewith.

      4.4 Collection of Assets. Subsequent to the First Closing and Second Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to Buyer by Seller hereunder as of the First Closing and Second Closing, respectively, and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that such Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the Subject Assets.

      4.5 Payment of Obligations. Seller shall pay all of the Excluded Liabilities in the ordinary course of business as they become due.

      4.6 Further Assurances. Seller, from time to time after the First Closing at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens (as defined in Section 2.8).

      4.7 CLEC License Transfer. Seller hereby covenants and agrees to take all commercially reasonably steps as may be necessary to effect the CLEC License Transfer.

SECTION 5. COVENANTS OF BUYER.

      Buyer covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the First Closing, Buyer shall:

      5.1 Confidentiality. Buyer agrees that it and its representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Seller or Subsidiary with respect to their business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Seller's and Subsidiary's industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return, and cause its respective officers, directors, agents and representatives to return, to Seller or Subsidiary (or certify that they have destroyed) all copies of such data and information made available to Buyer (and its officers, directors, agents and representatives) in connection with the transaction.

      5.2 Foreign Qualification. Prior to the Second Closing, Buyer shall take such steps as are necessary for Buyer to become qualified to do business as a foreign corporation in the State of North Carolina.

      5.3 CLEC License Transfer. Buyer hereby covenants and agrees to take all commercially reasonably steps as may be necessary to effect the CLEC License Transfer. Regardless of whether actual approval to the CLEC License Transfer has been granted, or actual transfer of the CLEC license ever occurs, Buyer shall pay to Seller the purchase price identified in Section 1.5A within sixty days of the First Closing Date.

      5.4 Consummation of Agreement. Buyer shall use its reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement. Buyer will use reasonable efforts to obtain all authorizations/covenants and permits required to or permit the consummation by Buyer of the transactions contemplated by this Agreement.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER AT THE
      FIRST CLOSING.

      Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

      6.1 Performance of Agreements and Deliveries on the First Closing. Seller shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or upon the First Closing Date and shall have delivered all documents and items required to be delivered at or prior to the First Closing, including, without limitation:

            (a) A certificate, dated the First Closing Date (the "First Closing Certificate"), from the President of Seller to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

            (b) A certificate, dated the First Closing Date, from Seller's Secretary as to Seller's and Subsidiary's certificates of incorporation and bylaws, authority and the incumbency of all officers executing the Seller Documents on behalf of Seller;

            (c) A certified copy of Seller's and Subsidiary's certificate of incorporation from the Secretary of State of the State of North Carolina;

            (d) A certificate of good standing from the Secretary of State of the State of North Carolina; and

            (e) Such other certificates and instruments reasonably requested by Buyer.

      6.2 Asset Transfer. Seller shall have delivered to Buyer the following instruments of transfer and assignment in accordance with the provisions hereof, transferring to Buyer all of Seller's right, title and interest in and to the Assets, free and clear of all Liens:

            (a) A Bill of Sale in the form attached hereto as Exhibit B;

            (b) An Assignment and Assumption Agreement in the form attached hereto as Exhibit C;

            (c) An Assignment of Patents and Trademarks in the form attached hereto as Exhibit D;

            (d) An Assignment of Internet Domain Name in the form attached hereto as Exhibit E; and

            (e) Such other instruments of transfer reasonably requested by Buyer.

      6.3 Assignment of Contracts and Authorizations; Approvals. All Contracts except the Excluded Contracts set forth in Schedule 1.2(b) shall have been duly and validly assigned to Buyer by Seller, and all consents and approvals required in connection with the consummation of the transactions contemplated hereby under any Contract or Authorization or otherwise shall have been obtained in form and substance satisfactory to Buyer and without conditions materially and adversely affecting Buyer and which do not require Buyer to pay money to any party to any such Contract or Authorization in excess of amounts required to be so paid pursuant to the terms and conditions thereof. All such Contracts and Authorizations shall remain in full force and effect and shall not have been amended, modified or repudiated in any material respect by either party thereto. None of Seller, Subsidiary nor, to the knowledge of Seller and the Management Shareholder, the other party thereto, shall have breached or defaulted under any Contract or Authorization. Neither Seller nor Subsidiary shall have received notice of or have knowledge of any fact which could result in the termination, repudiation or breach of any Contract or Authorization.

      6.4 Escrow Agreement. Seller shall have executed and delivered to Buyer the Escrow Agreement.

      6.5 Non-competition Agreement. Seller, the Management Shareholder, Richard Burrows and John Morris shall have executed and delivered to Buyer a Non-competition Agreement in substantially the form attached hereto as Exhibit F.

      6.6 Release of Liens. Seller shall have obtained and delivered to Buyer at or prior to the First Closing instruments (including payoff letters, bills of sale and UCC-3 termination statements) releasing any and all Liens on the Assets.

      6.7 Opinion of Seller's Counsel. Buyer shall have received the opinion or opinions of Sumrell, Sugg, Carmichael, Hicks & Hart, P.A., counsel for Seller, dated the First Closing Date, substantially in the form of Exhibit G attached hereto.

SECTION 6A. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER AT THE
      SECOND CLOSING

      6A.1 Performance of Agreements and Deliveries on the Second Closing. Seller shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or upon the Second Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Second Closing, including, without limitation:

            (a) A certificate, dated the Second Closing Date (the "Second Closing Certificate"), from the President of Seller to the effect that: (i) Seller and Subsidiary have obtained all necessary regulatory approvals pertaining to the purchase and sale of Subsidiary's business; (ii) the representations and warranties made by Seller and the Managing Stockholder in the Asset Purchase Agreement are true and correct in all material respects on the Second Closing Date with the same force and effect as if they had been made on and as of that date; and (iii) there has been no material adverse change in the financial condition of Subsidiary on or prior to the Second Closing Date;

            (b) A certificate of good standing from the Secretary of State of the State of North Carolina; and

            (c) Such other certificates and instruments reasonably requested by Buyer.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER AT THE
      FIRST CLOSING.

      The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the First Closing Date, of the following conditions, unless waived by Seller in writing:

      7.1 Performance of Agreement and Deliveries. Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the First Closing Date and shall have delivered all documents and items required to be delivered at or prior to the First Closing, including, without limitation:

            (a) A certificate, dated the Second Closing Date (the "Second Closing Certificate"), from the President of Buyer to the effect that: (i) the representations and warranties made by Buyer in the Asset Purchase Agreement are true and correct in all material respects on the Second Closing Date with the same force and effect as if they had been made on and as of that date; and (ii) there has been no material adverse change in the financial condition of Buyer on or prior to the Second Closing Date;

            (b) A certificate, dated the First Closing Date, from Buyer's Secretary as to the Certificate of Incorporation, bylaws, authority and the incumbency of all officers executing the Buyer Documents on behalf of Buyer;

            (c) A certified copy of Buyer's Certificate of Incorporation from the Secretary of State of the State of Delaware; and

            (d) A certificate of good standing from the Secretary of State of the State of Delaware.

      7.2 Escrow Agreement. Buyer shall have executed and delivered to Seller the Escrow Agreement.

      7.3 Employment Agreements. Buyer and each of Jacob Roquet, Richard Burrows and John Morris shall have entered into an Employment Agreement in substantially the form of Exhibit H attached hereto.

SECTION 7A. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER AT THE
      SECOND CLOSING

      7A.1 Performance of Agreement and Deliveries on the Second Closing. Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the Second Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Second Closing, including, without limitation:

            (a) A certificate, dated the Second Closing Date, from the President of Buyer to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied and that the Buyer is licensed and authorized to do business in the state of North Carolina;

            (b) A certificate of good standing from the Secretary of State of the State of Delaware.

SECTION 8. SURVIVAL.

      8.1 Survival of Warranties. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closings for a period of one year regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; provided, however, that notwithstanding anything to the contrary in the foregoing clause, the representations, warranties and/or covenants set forth in Sections 2.1, 2.3, 3.1, 3.3, 4.5 and 5.3 shall survive until expiration of the applicable statute of limitations.

SECTION 9. INDEMNIFICATION.

      9.1 Indemnification by Seller and the Management Shareholder.

            (a) Seller and the Management Shareholder hereby agree, jointly and severally, to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, stockholders, partners, members, employees, and agents (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Seller and the Management Shareholder in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller or the Management Shareholder in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (iii) any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the First Closing Date or, with respect to the Subsidiary, the Second Closing Date; and (iv) any claim which arises in connection with any liability or obligation of Seller or Subsidiary other than the Assumed Liabilities.

      9.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller and its officers, directors, managers, members, employees and agents (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants), of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (A) any breach of any representation or warranty made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (B) any breach of any covenant or agreement made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement;
(C) any claim made against Seller which relates to, results from or arises out of Buyer's operation of the Assets or the Business from and after the First Closing Date; and (D) the Assumed Liabilities.

      9.3 Notice; Defense of Claims.

            (a) Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

            (b) Third Party Claims. With respect to third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

            (c) Non-Third Party Claims. With respect to non-third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 11.10 hereof.

      9.4 Claims Against Escrow Deposit. In the event that any Buyer Indemnified Party sustains or incurs damages, liabilities, losses, taxes, fines, penalties, costs or expenses, including, without limitation, attorneys fees, for which it is entitled to indemnification from Seller or the Management Shareholder under this Agreement, in addition to all other rights or remedies that Buyer may have (including the right to collect directly from Seller or the Management Shareholder), such Buyer Indemnified Party shall be entitled to receive in cash from the Escrow Deposit an amount equal to the damages, liabilities, losses, taxes, fines, penalties, costs and expenses, including, without limitation, attorneys fees, sustained or incurred by such Buyer Indemnified Party. In order to receive payment from the Escrow Deposit such Buyer Indemnified Party shall first deliver to Seller a written claim for damages arising under or by virtue of this Agreement specifying the nature of the claim and the type and amount of damages, liabilities, losses, taxes, fines, penalties, costs and expenses sustained or incurred by such Buyer Indemnified Party. Within thirty (30) calendar days of receiving a claim against the Escrow Deposit from or on behalf of any Buyer Indemnified Party, Seller shall provide a written response to such Buyer Indemnified Party with a copy to the Escrow Agent, which either accepts or rejects all or any portion of such Buyer Indemnified Party's claim, the amount accepted by Seller shall be paid to such Buyer Indemnified Party from the Escrow Deposit by the Escrow Agent within ten (10) calendar days of the Escrow Agent's receipt of Seller's acceptance of such Buyer Indemnified Party's claim. If Seller rejects any portion of such Buyer Indemnified Party's claim, Seller's written response shall specify the specific reason(s) for the rejection and the amount, if any, of such Buyer Indemnified Party's claim which is accepted. The amount of any claim rejected by Seller shall be retained in escrow and distributed by the Escrow Agent only as directed by a written settlement agreement signed by both Seller and such Buyer Indemnified Party or in accordance with an award rendered by an arbitrator(s) in accordance with Section
11.11 of this Agreement.

      9.5 Certain Limitations.

            (a) Time. Twelve (12) months after the First Closing Date, or the expiration of the applicable statute of limitations with respect to Excluded Liabilities and the representations and warranties in Sections 2.1, 2.3, 3.1 and 3.5, no party shall have any further obligations under this Section 9 or this Agreement, except for claims with respect to which a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, has given Seller, the Management Shareholder or Buyer, as applicable, written notice prior to such date.

            (b) Management Shareholder Liability. In no event shall the Management Shareholder be liable for claims exceeding in the aggregate thirty percent (30%) of the sum of the First Closing Purchase Price and the Second Closing Purchase Price.

SECTION 10. NOTICES.

      All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

            If to Seller:             Global Information Exchange Corporation
                                      249 Craven Street
                                      New Bern, NC
                                      Attn: Jacob E. Roquet

            With a copy to:           Sumrell, Sugg, Carmichael, Hicks & Hart,
                                      P.A.
                                      310 Broad Street
                                      P.O. Drawer 889
                                      New Bern, North Carolina 28563
                                      Attn: James Hicks

            If to Buyer:              DURO Communications, Inc.
                                      100 Fifth Street
                                      Corinth, MS 38834
                                      Attn: John C Stanley IV


            With a copy to:           Goodwin, Procter & Hoar LLP
                                      Exchange Place
                                      Boston, Massachusetts  02109
                                      Attn:  David F. Dietz, P.C.

SECTION 11.  MISCELLANEOUS.

      11.1 Assignability; Binding Effect. This Agreement shall not be assignable by Buyer or Seller except with the written consent of the other, except that Buyer may assign its rights hereunder either (a) to any affiliate of Buyer or its owners, (b) as a result of any merger, reorganization or other consolidation, or (c) in connection with the granting of a security interest to its senior lender. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors, and assigns.

      11.2 Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

      11.3 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      11.4 Bulk Sales Law. Buyer hereby waives compliance by Seller of any applicable bulk sales law and Seller agrees, to make full and timely payment when due of all amounts owed by such Seller to its creditors. Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by Seller with such laws.

      11.5 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

      11.6 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

      11.7 Governing Law. This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles.

      11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

      11.9 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

      11.10 Remedies. It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

      11.11 Dispute Resolution. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled solely and exclusively by arbitration conducted expeditiously in accordance with the CPR Institute for Dispute Resolution Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The CPR Institute for Dispute Resolution shall appoint a neutral advisor from its National

CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

      Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

            (a) Mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

            (b) No other discovery;

            (c) Hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place in one or two days at a maximum; and

            (d) Decision to be rendered not later than ten (10) days following such hearings.

      Each of the parties hereto (a) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in the Commonwealth of Massachusetts for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

      Notwithstanding the foregoing, the parties may enforce their rights under this Agreement in accordance with Section 11.10.

      11.12 Third Party Rights. This Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

      IN WITNESS WHEREOF, Seller, Management Shareholder and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

                              SELLER:

                              GLOBAL INFORMATION EXCHANGE
                              CORPORATION


                              By: /s/ Jacob E. Roquet
                                 --------------------------------------------
                                 Name: Jacob E. Roquet
                                 Title: President and Chief Executive Officer


                              MANAGEMENT SHAREHOLDER:

                              /s/ Jacob E. Roquet
                              -----------------------------------------------
                              Jacob E. Roquet


                              BUYER:

                              DURO COMMUNICATIONS, INC.


                              By: /s/ Peter B. Hopper
                                 --------------------------------------------
                                 Name: Peter B. Hopper
                                 Title: President

                         LIST OF EXHIBITS AND SCHEDULES


SCHEDULES

Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Bill of Sale
Exhibit C - Form of Assignment and Assumption Agreement
Exhibit D - Form of Assignment of Patents and Trademarks
Exhibit E - Form of Assignment of Internet Domain Name
Exhibit F - Form of Non-competition Agreement
Exhibit G - Form of Opinion of Seller's Counsel
Exhibit H - Form of Employment Agreement

Schedule 1.1(a)     Equipment
Schedule 1.1(b)     Contracts
Schedule 1.1(c)     Intellectual Property
Schedule 1.1(d)     Licenses and Authorizations
Schedule 1.1(e)     Accounts Receivable
Schedule 1.2(a)     Excluded Assets
Schedule 1.2(b)     Excluded Contracts
Schedule 1.2(c)     Insurance Exclusions
Schedule 1.2(d)     Excluded Tax Items
Schedule 1.3(a)(i)  superPOP Liability
Schedule 1.3(a)(ii) Competitive Local Exchange Carrier Liabilities Incurred
                    Prior to Second Closing
Schedule 1.3(c)(ii) Anticipated Employment Offers
Schedule 1.3(c)(iv) Employee Benefit Plans and Contracts
Schedule 1.5(a)     Debt Repayment Amount
Schedule 1.6(c)     Estimated Adjustment Statement
Schedule 1.7        Allocation of Purchase Price
Schedule 1.8        Contracts Requiring Consent
Schedule 2.1(b)     Subsidiary
Schedule 2.4        Taxes
Schedule 2.6        Insurance
Schedule 2.10       Employees; Labor Matters
Schedule 2.11       Financial Statements
Schedule 2.14       Approvals; Consents
Schedule 2.16(a)    Subscribers
Schedule 2.19       Banking Relations
Schedule 2.20       Intellectual Property
Schedule 2.22       Affiliated Transactions
Schedule 2.23       Employee Benefits
Schedule 2.24       Environmental Matters